Exhibit 5.1

August 2, 2012

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Dear Sirs,

Tsakos Energy Navigation Limited (the “Company”)

1.	Subject of Opinion

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form S-8 to be filed with the United States Securities and Exchange Commission (the “Commission”) on August 2, 2012 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”) of (i) 134,950 common shares, par value US$1.00 per share, of the Company (“Common Shares”) issuable pursuant to awards granted under the Company’s 2004 Incentive Plan (the “2004 Plan”), and 1,000,000 Common Shares (together with the 134,950 Common Shares issuable under the 2004 Plan, the “Shares”) issuable pursuant to awards granted under the Company’s 2012 Incentive Plan, (the “2012 Plan” and, together with the 2004 Plan, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), and (ii) preferred share purchase rights (the “Rights”) attached to each Share.

2.	Documents Examined

For the purposes of giving this opinion, we have examined copies of the Registration Statement, the Plans and the rights agreement dated as of September 29, 2005, between the Company and The Bank of New York, as Rights Agent (the “Rights Agreement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). We have also reviewed copies of the memorandum of association and the bye-laws of the Company, minutes of a meeting of the board of directors held on September 28, 2005 (the “Authorizing

Resolution”), unanimous written resolutions of the board of directors of the Company adopted on March 9, 2012, minutes of the annual general meeting of the Company held on June 7, 2004 and minutes of the annual general meeting of the Company held on May 31, 2012 (collectively, the “Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

3.	Assumptions

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans, the Rights Agreement and other documents reviewed by us, (d) the due execution and delivery of the Rights Agreement by each of the parties thereto, other than the Company, (e) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (f) that the Minutes contain all resolutions amending or affecting the Plans and the Rights Agreement, (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinion expressed herein, (h) that there is no provision of any award agreement or option agreement which would have any implication in relation to the opinion expressed herein, (i) that, upon the issue of any Shares, the Company will receive consideration for the full issue price thereof, which shall be equal to at least the par value thereof, (j) that on the date of issuance of any of the Shares the Company will have sufficient authorised but unissued common shares, (k) that on the date of issuance of any award or option under any of the Plans and on the date of exercise of any such award or option, the Company will be able to pay its liabilities as they become due, (l) that on the date of entering into the Rights Agreement the Company was and after entering into the Rights Agreement the Company will be able to pay its liabilities as they become due, (m) that the board of directors of the Company has exercised the power to adopt the Rights Agreement for a proper purpose, and (n) that the Company’s common shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended.

4.	Opinion Limited to Bermuda Law

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

5.	Opinion

On the basis of and subject to the foregoing we are of the opinion that:

5.1	The Company has been duly incorporated and is validly existing under the laws of Bermuda.

5.2	The issuance of the Rights was duly authorized by the Board of Directors on September 28, 2005 pursuant to the Authorizing Resolution.

5.3	Upon the issuance of the Rights in accordance with the Rights Agreement, the Rights will be validly issued, fully paid and non-assessable and the holders thereof will have no personal liability as such under the existing laws of Bermuda, which is the jurisdiction in which the Company is organized.

5.4	The Shares, when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of the Shares).

6.	Consent

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

MJM Limited